EXHIBIT 99.1
STERLING INFRASTRUCTURE, INC.
SECOND AMENDED AND RESTATED
2018 STOCK INCENTIVE PLAN

1.    Purpose. The purpose of the Second Amended and Restated 2018 Stock Incentive Plan (the “Plan”) is to increase stockholder value and advance the interests of the Company and its Subsidiaries by furnishing a variety of equity incentives designed to (a) attract, retain, and motivate key employees, officers, and directors of the Company and consultants and advisers to the Company and (b) strengthen the mutuality of interests among such persons and the Company’s stockholders.
2.    Definitions. As used in the Plan, capitalized terms not otherwise defined herein shall have the meanings set forth in Appendix A.

3.    Administration.
3.1    Committee. The Plan shall generally be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have plenary authority to administer the Plan, including full power and authority to:
(a)    designate Participants;

(b)    determine the type or types of Awards to be granted to an Eligible Individual;

(c)    determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;
(d)    determine the terms and conditions of any Award;

(e)    cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards;
(f)    determine whether, to what extent, and under what circumstances an Award may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property, or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;
(g)    determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(h)    interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(i)    establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and
(j)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.2    Effect of Committee's Determinations. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company, and any Eligible Individual.

3.3    Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or directors of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Eligible Individuals who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto; provided, however, that the per share exercise price of any Option or SAR granted under this delegated authority by such officer or director shall be equal to or greater than the fair market value of a share of Common Stock on the later of the date of grant or the date the Participant's employment with or service to the Company commences.

3.4    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers of the Company, and to the extent allowed by Applicable Laws, the Committee and its delegees shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which they may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee or its delegees in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee or its delegee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee or delegee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee or delegee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.    Eligibility. The Committee, in accordance with Section 3.1, may grant an Award under the Plan to any Eligible Individual.

5.    Shares Subject to the Plan.

5.1    Shares Available for Grant. Subject to adjustment as provided in Section 5.4, the maximum number of Shares reserved for issuance under the Plan shall be 5,300,000, representing 1,800,000 shares initially authorized under the Plan, plus an additional 1,600,000 shares authorized in connection with the amendment and restatement of the Plan in 2021 plus an additional 1,900,000 shares authorized in connection with the second amendment and restatement of the Plan in 2024.

5.2    Share Counting.

(a)    To the extent any Shares covered by an Option or SAR or other Award granted under the Plan are not delivered to a Participant or permitted transferee because the Award is forfeited or canceled, or Shares are not delivered because an Award is paid or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under this Plan and such shares may again be issued under the Plan. Awards that by their terms may only be settled in cash shall have no effect on the Plan limit in Section 5.1.

(b)    In the event that Shares issued as an Award under the Plan are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited or reacquired Shares may again be issued under the Plan.

(c)    The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares delivered or withheld in payment of the exercise of an Option or SAR, (ii) Shares delivered or withheld from payment of an Award to satisfy tax obligations with respect to the Award, and (iii) Shares repurchased on the open market with the proceeds of the exercise price of an Option.

(d)    With respect to SARs, if the SAR is payable in Shares, all Shares to which the SARs relate are counted against the Plan limits, rather than the net number of Shares delivered upon exercise of the SAR.

5.3    Limitations on Awards. Subject to adjustments as provided in Section 5.4, the following additional limitations are imposed under the Plan:

(a)    The maximum number of Shares that may be issued upon exercise of Options intended to qualify as incentive stock options under Section 422 of the Code shall be 5,300,000.

(b)    Except with respect to Outside Directors, the maximum number of shares of Common Stock covered by an Award that may be granted to any one Participant in any single fiscal year shall be 500,000 Shares, provided, however, that such limit is multiplied by two (2) for Awards granted to a Participant in the year employment commences.

(c)    With respect to Outside Directors, the aggregate grant date fair value of Awards under the Plan that may be granted to any one Outside Director in any single fiscal year shall not exceed $300,000.

(d) Participants who are granted Awards will be required to continue to provide services to the Company (or an Affiliate) for not less than one-year following the date of grant in order for any such Awards to fully or partially vest or be exercisable, provided that no installment may vest or become exercisable earlier than one-year following the date of grant (subject to the Committee's discretion to accelerate the exercisability of such Awards as provided herein). Notwithstanding the foregoing, Awards with respect to an aggregate of up to 265,000 of the Shares reserved for issuance under the Plan pursuant to Section 5.1 may provide for vesting, partially or in full, in less than one-year.

(e)    Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary. The issuance of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(f)    Subject to the terms of the Plan, including the limitations contained in this Section 5.3, the Committee may use available Shares as the form of payment for compensation, grants, or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including, but not limited to, the Company's annual incentive plan and the plans or arrangements of the Company or a Subsidiary assumed in business combinations.

5.4    Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (b) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (c) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 11.2 hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number and any fractional Share resulting from the adjustment will be deleted.

6.    Stock Options. An Option is a right to purchase Shares from the Company. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options. Any Option that is designated as a Nonqualified Stock Option shall not be treated as an Incentive Stock Option. Each Option granted by the Committee under this Plan shall be subject to the following terms and conditions.

6.1    Exercise Price. The exercise price per Share shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the fair market value of a Share on the date of grant, except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A.

6.2    Number. The number of Shares subject to the Option shall be determined by the Committee, subject to Section 5.3 and subject to adjustment as provided in Section 5.4.

6.3    Duration and Time for Exercise. The term of each Option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each Option shall become exercisable at such time or times during its term as shall be determined by the Committee, subject to Section 5.3(d). Notwithstanding the foregoing, the Committee may at any time in its discretion accelerate the exercisability of any Option.

6.4    Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted Option from a Participant by mutual agreement before such Option has been exercised by payment to the Participant of the amount per Share by which: (i) the fair market value of the Common Stock subject to the Option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price provided, however, that no such repurchase shall be permitted if prohibited by Section 6.6.

6.5    Manner of Exercise. An Option may be exercised, in whole or in part, by giving notice of exercise to the Company (in such form and manner as approved by the Company, which may be electronic), specifying the number of Shares to be purchased, together with payment in full of the exercise price for the number of Shares for which the Option is exercised and all applicable taxes. The Option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) if approved by the Committee by delivery or attestation of ownership of Shares, which Shares shall be valued for this purpose at the fair market value on the business day that such Option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the Shares, issuable under the Option and to deliver promptly to the Company the amount of sale proceeds to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the Participant surrenders the Option in exchange for that number of Shares with an aggregate fair market value equal to the difference between the aggregate exercise price of the Options being surrendered and the aggregate fair market value of the Shares subject to the Option, or (f) in such other manner as may be authorized from time to time by the Committee.

6.6    Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 11.4 in the event of a Change of Control, unless approved by the stockholders of the Company, (a) the exercise or base price for any outstanding Option or SAR granted under this Plan may not be decreased after the date of grant and (b) an outstanding Option or SAR that has been granted under this Plan may not, as of any date that such Option or SAR has a per share exercise or base price that is greater than the then current fair market value of a Share, be surrendered to the Company as consideration for the grant of a new Option or SAR with a lower exercise or base price, shares of Restricted Stock, Restricted Stock Units, an Other Stock-Based Award, a cash payment or Common Stock.

6.7    No Dividend Equivalent Rights. Participants holding Options shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the Option.
6.8    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, Options intending to qualify as Incentive Stock Options must comply with the requirements of Section 422.

7.    Stock Appreciation Rights. A Stock Appreciation Right, or SAR, is a right to receive, without payment to the Company, a number of Shares, cash or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 7.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions provided herein.

7.1    Number. Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 5.4.
7.2    Exercise Price. The exercise price per Share of a SAR shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the fair market value of a Share on the date of grant, except in the case of a SAR granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A.

7.3    Duration and Time for Exercise. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee, subject to Section 5.3(d). Notwithstanding the foregoing, the Committee may at any time in its discretion accelerate the exercisability of any SAR.

7.4    Exercise and Payment. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “exercise date.” Upon exercise of a SAR, the holder shall be entitled to receive from the Company an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess of (a) the fair market value of a Share on the exercise date, over (b) the exercise price specified of the SAR. Payment shall be made in the form of Shares, cash or a combination thereof, as determined by the Committee.
7.5    No Dividend Equivalent Rights. Participants holding SARs shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the SAR.

8.    Restricted Stock. An award of Restricted Stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan.

8.1    The Restricted Period. At the time an award of Restricted Stock is made, the Committee shall establish, subject to Section 5.3(d), a period of time during which the transfer of the shares of Restricted Stock shall be restricted and after which the shares of Restricted Stock shall be vested (the “Restricted Period”). Each award of Restricted Stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur in the event of termination of employment under the circumstances provided in the Award Agreement.

8.2    Escrow. The Participant receiving Restricted Stock shall enter into an Award Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of Restricted Stock shall be registered in the name of the Participant and deposited with the Company, together with a stock power endorsed in blank by the Participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Sterling Infrastructure, Inc. Second Amended and Restated 2018 Stock Incentive Plan, as it may be amended (the “Plan”), and an agreement entered into between the registered owner and Sterling Infrastructure, Inc. thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of Restricted Stock and the appropriate restrictions shall be reflected in the records of the Company's transfer agent and no physical certificates shall be issued.

8.3    Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of Restricted Stock may accrue during the Restricted Period if the Committee, in its discretion, so prescribes in the Award Agreement. Payment of such accrued dividends will be subject to such restrictions on transfer and forfeitability and such other terms and conditions, including attainment of specified performance goals, as are applicable to the underlying shares of Restricted Stock.

8.4    Forfeiture. In the event of the forfeiture of any shares of Restricted Stock under the terms provided in the Award Agreement (including any additional shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Award Agreement), such forfeited shares shall be surrendered and any certificates cancelled. The Participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional Shares received pursuant to Section 5.4 due to a recapitalization or other change in capitalization.

8.5    Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Stock shall lapse and the number of shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the Participant.

8.6    Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Award Agreement, each Participant receiving Restricted Stock shall have all the rights of a stockholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any Shares.

9.    Restricted Stock Units. A Restricted Stock Unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan.

9.1    Vesting Period. At the time an award of RSUs is made, the Committee shall establish, subject to Section 5.3(d), a period of time during which the RSUs shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period. The acceleration of the expiration of the Vesting Period shall occur in the event of termination of employment under the circumstances provided in the Award Agreement.

9.2    Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Award Agreement, as well as any procedures established by the Committee, the Committee may determine to accrue dividend equivalent rights with respect to RSUs and the Company shall establish an account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the Share underlying each RSU. Any and all dividend equivalent rights with respect to the RSUs shall be subject to the same vesting and forfeitability conditions, including attainment of any performance goals, applicable to the underlying RSUs.
9.3    Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Award Agreement, each Participant receiving RSUs shall have no rights as a stockholder with respect to such RSUs until such time as Shares are issued to the Participant.
10.    Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Individuals an “Other Stock-Based Award,” which shall consist of an Award that is not an instrument or Award specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of Shares. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash.
10.1    Vesting Period. At the time an award of an Other Stock-Based Award is made, the Committee shall establish, subject to Section 5.3(d), a period of time during which the Other Stock-Based Award shall vest (the “Vesting Period”). Each award of an Other Stock-Based Award may have a different Vesting Period. The acceleration of the expiration of the Vesting Period shall occur in the event of termination of employment under the circumstances provided in the Award Agreement.

10.2    Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Award Agreement, as well as any procedures established by the Committee, the Committee may determine to accrue dividend equivalent rights with respect to an Other Stock-Based Award and the Company shall establish an account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the Share underlying each such Award. Any and all dividend equivalent rights with respect to the Award shall be subject to the same vesting and forfeitability conditions, including attainment of any performance goals, applicable to the underlying Award.

11.    General.

11.1    Amendment or Discontinuance of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(a)    without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, (iv) expand the types of Awards available for grant under the Plan, (v) materially extend the term of the Plan, (vi) materially change the method of determining the exercise price of Options or SARs, or (vii) amend Section 6.6 to permit a reduction in the exercise price of Options or SARs; or

(b)    materially impair, without the consent of the recipient, an Award previously granted.

11.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5.4 hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

11.3    Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, if permitted by Section 409A, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 5.4 and 11.2, no action by the Committee shall, unless approved by the stockholders of the Company, (a) cause a reduction in the exercise price of Options or SARs granted under the Plan or (b) permit an outstanding Option or SAR with an exercise price greater than the current fair market value of a Share to be surrendered as consideration for a new Option or SAR with a lower exercise price, shares of Restricted Stock, Restricted Stock Units, and Other Stock-Based Award, or Common Stock.

11.4    Change of Control.

(a)    Unless otherwise provided in an Award Agreement, upon a Change of Control: (i) all Options and SARs shall become immediately exercisable with respect to 100% of the Shares subject to such Options or SARS, (ii) all time-vesting restrictions on other Awards shall lapse, and (iii) all performance measures applicable to outstanding Awards subject to performance conditions will be disregarded and the Award will vest at the target payout level.
(b)    In addition, in the event of a Change of Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company's stockholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i)    arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation;

(ii)    require that all outstanding Options and SARs be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and SARs shall terminate;
(iii)    arrange or otherwise provide for the payment of cash or other consideration to Participants representing the value of such Awards in exchange for the satisfaction and cancellation of outstanding Awards; provided, however, that the case of any Option or SAR with an exercise price that equals or exceeds the price paid for a Share in connection with the Change of Control, the Committee may cancel the Option or SAR without the payment of consideration therefor; or

(iv)    make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 5.4.

11.5    Withholding.

(a)    A Participant shall be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant.
(b)    At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of Shares under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by delivering currently owned Shares or by electing (the “Election”) to have the Company withhold from the issuance Shares, which Shares shall have a value at least equal to the minimum amount required to be withheld for federal and state tax purposes, including payroll taxes, and not in excess of the applicable estimated incremental tax rate, provided such rate will not cause adverse accounting consequences and is permitted under applicable IRS withholding rules. The value of the Shares delivered or withheld shall be based on the fair market value of the Shares on the date as of which the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the “Tax Date”).

(c)    Each Election to have Shares withheld must be made prior to the Tax Date. If a Participant wishes to deliver Shares in payment of taxes, the Participant must so notify the Company prior to the Tax Date. If a Participant makes an election under Section 83(b) of the Code with respect to shares of Restricted Stock, an Election to have Shares withheld is not permitted; provided, however, that no election under Section 83(b) of the Code may be made unless permitted by the terms of the applicable Award Agreement or by written consent of the Committee.

11.6    Transferability.
(a)    No Awards granted hereunder may be sold, transferred, pledged, assigned, or otherwise encumbered by a Participant except:

(i)    by will;
(ii)    by the laws of descent and distribution;

(iii)    pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or

(iv)    if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options may be transferred or assigned (A) to Immediate Family Members, (B) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (C) to a limited liability company in which Immediate Family

Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (D) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimis beneficial interest in a partnership, limited liability company, or trust described in (B), (C) or (D) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members.
(b)    To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 11.6(b).

11.7    Share Certificates. Any certificates or book or electronic entry ownership evidence for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.8    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

11.9    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such other entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

11.10    Effect of Termination of Continuous Service. In the event of a Participant's termination of Continuous Service for any reason, any Awards may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided for in the Award Agreement or an amendment thereto.

11.11    Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

11.12    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

11.13    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

11.14    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

11.15    Compliance with Law.
(a)    U.S. Securities Laws. This Plan, the grant of Awards, the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities pursuant to Awards under this Plan shall be subject to all Applicable Laws. In the event that the Shares are not registered under the Securities Act, or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act, and a legend to that effect may be placed on the certificates representing the Shares.

(b)    Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

11.16    Section 409A of the Code. The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless any Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following a Participant's termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant's separation from service (or the Participant's death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

11.17    Deferral Permitted. Payment of cash or distribution of any Shares to which a Participant is entitled under any Award shall be made as provided in the Award Agreement. Payment may be deferred at the option of the Participant if provided in the Award Agreement.

11.18    Clawback Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy implemented to comply with Applicable Laws, including its Policy for the Recovery of Erroneously Awarded Compensation adopted in accordance with NASDAQ Listing Rule 5608 and Section 10D and Rule 10D-1 of the Exchange Act, as it may be amended from time to time, as set forth in such a clawback policy or the Award Agreement.

11.19    Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

12.    Term of the Plan. Subject to Section 11.1, no Awards may be granted under the Plan after May 9, 2034, which is ten years after the date the Plan was last approved by the Company's stockholders; provided, however, that Awards granted prior to such date shall remain in effect until such Awards have either been satisfied, expired or canceled under the terms of the Plan, and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.

STERLING INFRASTRUCTURE, INC.
SECOND AMENDED AND RESTATED
2018 STOCK INCENTIVE PLAN

APPENDIX A: DEFINITIONS

As used in the Plan, the following definitions shall apply:

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award.

“Award Agreement” shall mean any written or electronic notice of grant, agreement, contract or other instrument or document evidencing any Award, which the Company may, but need not, require a Participant to execute, acknowledge, or accept.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean the occurrence of any of the following events: a “Change in Ownership”, a “Change in Effective Control,” or a “Change in Ownership Assets,” as those terms are defined below.

    (i)    A “Change in Ownership.”

        (A)    A Change in Ownership shall be deemed to occur on the date that any Person or Group (as those terms are defined below) acquires ownership of Common Stock that, together with stock held by that Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Common Stock.

        (B)    If any Person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Common Stock, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Ownership or to cause a Change in Effective Control.

        (C)    An increase in the percentage of Common Stock owned by any Person or Group as a result of a transaction in which the Company acquires its own stock in exchange for property (but not when the Company acquires its own stock for cash) will be treated as an acquisition of stock for purposes of this Plan.

    (ii)    A “Change in Effective Control.” A Change in Effective Control shall be deemed to occur on the date on which a majority of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election.

    (iii)    A “Change in Ownership of Assets.”

        (A)    A Change in Ownership of Assets shall be deemed to occur on the date that any Person or Group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Group) assets from
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the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of this Section (iii) –

        (I)    the Company means and includes its consolidated subsidiaries; and

        (II)    gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

        (B)    There is no change of control event under this Section (iii) when there is a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer.

        (C)    A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to –

        (I)    a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its Common Stock;

        (II)    an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

        (III)    a Person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

        (IV)    an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person or Group described in the immediately preceding Subsection (III).

(D)    Except as otherwise provided above in Section (iii)(C)(III), a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Company after the transaction, is not a Change in Ownership of Assets.

Notwithstanding the above and solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A, without altering the definition of Change of Control for purposes of determining whether a Participant's rights to such Award become vested or otherwise unconditional upon the Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 3.1 of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Outside Directors who are
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disinterested within the meaning of Rule 16b-3. Unless and until determined otherwise by the Board, the Committee shall be the Compensation Committee of the Board.

“Common Stock” shall mean the Company's common stock, $0.01 par value per share.

“Company” shall mean Sterling Infrastructure, Inc.

“Continuous Service” means the absence of any interruption or termination of service as an Eligible Individual. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant's death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant's estate.

“Effective Date” shall mean the date this Plan is approved by the Company's stockholders.

“Eligible Individual” shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company; (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary; (iii) Outside Directors; (iv) any officer or employee of an entity with which the Company has contracted to receive executive, management, or legal services who provides services to the Company or a Subsidiary through such arrangement; and (v) any consultant or adviser to the Company, a Subsidiary, or to an entity described in clause (iv) hereof who provides services to the Company or a Subsidiary through such arrangement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean, except as provided below in connection with a cashless exercise through a broker: (i) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined; (ii) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the Fair Market Value shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price.

“Immediate Family Members” shall mean the spouse and natural or adopted children or grandchildren of the Participant and his or her spouse.
“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 or any successor provision thereto.

“Nonqualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

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“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Other Stock-Based Award” shall mean any right or award granted under Section 10 of the Plan.

“Outside Directors” shall mean members of the Board who are not employees of the Company.

“Participant” shall mean any Eligible Individual granted an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

“Reporting Person” means an officer, director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Stock” shall mean any restricted stock granted under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” shall mean any restricted stock unit granted under Section 9 of the Plan.

“Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Section 422” shall mean Section 422 of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Securities Act” means of the Securities Act of 1933, as amended.
“Shares” shall mean the shares of Common Stock and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

“Stock Appreciation Right” or “SAR” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

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